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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                   FORM 10-C

                    Report by Issuer of Securities Quoted on
                      NASDAQ Interdealer Quotation System
                      -----------------------------------

                            PrimeEnergy Corporation
                            -----------------------
             (Exact Name of Registrant as Specified in its Charter)

                                   0-7406
                                   ------
                          (Commission File Number)

I.       Change in Number of Shares Outstanding

                 1.       Title of Security:

                          Common Stock, par value, $.10

                 2.       Number of Shares Outstanding Before the Change:

                          5,603,605

                 3.       Number of Shares Outstanding After the Change:

                          5,273,136

                 4.       Effective Date of Change:

                          October 31, 1995

                 5.       Method of Change:

                          An aggregate of 330,469 shares were repurchased from time to time in open market and private transactions during the seven months ended October 31, 1995, as treasury shares.

II.      Change in Name of Issuer:

         Not applicable

                                             PrimeEnergy Corporation

                                             By: /s/ Beverly A. Cummings
                                                -------------------------------
                                                Beverly A. Cummings
                                                Executive Vice President

Dated: November 3, 1995